TILDEN ASSOCIATES, INC.

                                 INCENTIVE PLAN

         1. PURPOSE: The purpose of the Plan is to secure for the Corporation and its stockholders the benefits which flow from providing corporate officers and manageria1 employees with the incentive inherent in common stock ownership. It is generally recognized that Stock Option plans aid in retaining competent executives and furnish a device to attract executives of exceptional ability to the Corporation because of the opportunity offered to acquire a proprietary interest in the business.

         2. AMOUNT OF STOCK: The total number of shares of Common Stock to be subject to options granted on and after February 27, 1997, pursuant to the Plan shall not exceed 10,000,000 shares of the Corporation's Common Stock of the par value of .0001 each This total number of shares shall be subject to appropriate increase or decrease in the event of a stock dividend upon, or a subdivision, split-up, combination or reclassification of, the shares purchasable under such options. In the event that options granted under this Plan shall lapse without being exercised in whole or in part, other options may be granted covering the shares not purchased under such lapsed options.

         3. STOCK OPTION COMMITTEE: The Board of Directors shall from time to time appoint a Stock Option Committee (the "Committee") to serve under this Plan. The Committee shall consist at three or more directors.

         4. ADMINISTRATION: (a) The Plan shall be administered by a committee of Directors of the Company ("Committee") to be appointed from time to time by the Company's Board of Directors and to consist of not less than three members of the
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Board, each at whom is a disinterested person as defined by the General Rules and Regulations under the Securities Exchange Act of 1934 as now or hereafter in effect (presently Rule l6b-3(d)(3)).

               (b) Subject to the terms of the Plan, the Committee shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of shares subject to each option, the option price, the form, terms and conditions of the options, whether stock appreciation rights shall be issued in conjunction with such options or with respect to options theretofore issued under the Plan, and the time or times when each option becomes exercisable and the duration of the exercise period, and to make such other determinations as may be appropriate or necessary for the administration of the Plan.

               (c) The Committee shall select one of its members as the Chairman, and shall hold its meetings at such times and places as it shall deem advisable. At least one half of the members shall constitute a quorum, and all determinations of the committee shall be made by a majority of its members who are present. Any decision or determination reduced to writing and signed by a majority of all of the members shall be fully as effective as it made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, shall keep minutes of its meetings, and may make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it shall deem appropriate.

              (d) The interpretation and construction by the Committee of any provisions of the Plan and of the options granted thereunder shall be final and conclusive
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on all persons having any interest thereunder.

               (e) Each member of the Committee shall be indemnified and held harmless by the Company against any loss, liability or expense arising out of his activities as a member of the Committee, provided that the member has conducted such activities in good faith.

         5. ELIGIBLE PARTICIPANTS: Officers and key employees of the Company or subsidiary shall be eligible to participate in the Plan. The Committee shall determine which such employees shall be deemed "key employees."

         6. OPTION PRICE: The purchase price under each option shall be fifty percent (50%) of the fair market value of the stock at the time of the grant of the option, provided, that stock appreciation rights granted with respect to the shares of stock covered by an outstanding option, by way of amendment thereof, may be granted on the basis of the option price for such shares fixed by the initial grant of such option. The determination at fair market value shall be made by the Committee and shall be based upon the mean between the highest and lowest quoted selling prices of such date in the over-the-counter market as reported by NASDAQ. In the event that the options are granted prior to the stock being traded in a public market, then the price will be determined as 50% of the price at which the Company is offering the securities for public investors.

         7. TERMS OF OPTION: No option shall be granted for a term in excess of ten years from the date it is granted.

         8. STOCK APPRECIATION RIGHTS: In connection with the grant of any stock option, the Committee may grant a stock appreciation right pursuant to which
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the optionee shall have the right to surrender all or part of such stock option and to exercise the stock appreciation right (the "Call") and thereby obtain payment of an amount equal to the difference between the aggregate option price of such shares so surrendered and the fair market value of such shares on the date of such surrender. The Call of such stock appreciation rights shall be subject to such limitations (including, but not limited to, limitations as to time and amount) as the Committee may deem appropriate. The Committee shall have sole discretion either to consent to or disapprove any election by the optionee as to the form of payments, as well as any election by him to exercise his stock appreciation right at any time after such election. Such payment may be made in shares of common stock (at its fair market value on the date of Call), or in cash, or partly in such shares and partly in cash, at the discretion of the Committee. The Committee may grant stock appreciation rights with respect to outstanding options by way of amendment of such options, but no such amendment shall be made where the optionee is within one year of normal retirement as determined in accordance with then existing Company policy.

         9. LIMITATION ON TRANSFER OPTIONS: The option including any stock appreciation right pertaining thereto) shall not be transferable except will or by laws of descent and distribution, and, during the lifetime of the person to whom the option is granted, only he or his legally appointed guardian may exercise it.

         1O.   EXERCISE OF OPTION: Each exercise of an option granted hereunder, whether in whole or in part, shall be by written notice to the Chief Executive Officer of the Company designating the number of shares for which the option is exercised, and, where stock is to be purchased pursuant to such exerciser, shall be accompanied by
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 payment in full for the number of shares so designated.

         11. CONDITION TO EXERCISE OPTION: In order to enable the Company to comply with the Securities Act of 1933, the Company may require any person to whom an option is granted, his legal representative, heir, 1egatee, or distributee, as a condition of the exercising of any option granted hereunder, to give written assurance satisfactory to the Company that the stock subject to the option being acquired for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares either shall be made pursuant to a Registration Statement under the Securities Act of 1933, as amended, which has become effective and is current with regard to the shares being sold, or shall be pursuant to an exemption from registration under the Securities Act.

         12. TERMINATION OF OPTION: An option shall terminate and no rights thereunder may be exercised if the person to whom it is granted ceases to be emp1oyed by a Company or by a subsidiary except that:

         (a) If his employment is terminated by any reason other than his death, he may at any time within not more than three months after termination of his employment, exercise his option rights but only to the extent that they were exercisable by him on the date of termination of his employment; provided however, that if his employment is terminated for deliberate, willful or gross misconduct as determined by the Committee, all right under this option shall terminate and expire upon such termination; or

         (b) If he dies while in the employ of the Company or a subsidiary, or within
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         not more than three (3) months after termination of his

         employment other than as a result of his deliberate, willful or gross misconduct, his option rights may be exercised at any time within eighteen (18) months following his death by the person or persons to whom his rights under the option shall pass by will or by the laws of descent and distribution; provided, however, that with respect to decendents who were employees at the time of their death:

         (1) Any installment limitations that would otherwise apply shall be waived.

         13.   LIMITATIONS ON EXERCISE OF OPTIONS RIGHTS
               -----------------------------------------

         (a) Minimum period prior to exercise; installments: The optionee must remain in the continuous employ of the Company and/or its subsidiaries for one year from the date the option is granted before any part thereof or right thereunder may be exercised. Thereafter, the option May be exercisable in whole or in installments, as determined by the Committee at the time the option is granted.

         (b) Minimum number of shares: The minimum number of shares with respect to which option rights may be exercised in part at any time shall be as determined by the Committee at the time the option is granted.

         14. AMENDMENTS TO THE PLAN: The Company's Board of Directors may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Company or a subsidiary provided that,

         (a) No amendment shall be made which (1) would impair, without the consent of the optionee, any option theretofore granted under the Plan or
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         deprive any optionee of any shares of stock of the Company which he may have acquired through or as a result of the Plan, or (2) would withdraw the administration of the Plan from a Committee of Directors of the Company meeting the qualifications set forth 3(a) hereof.

         (b)   Any such amendment which would:

               (1) Materially increase the benefits accruing to participants under the Plan:

               (2) Materially increase the number of securities which may be issued under the Plan; or

               (3) Materially modify the requirements as to eligibility for participation in the Plan;

sha1l be submitted to the Stockholders of the Company for their approval by a majority the stockholders present at the next annual or special meeting after adoption by the Board of Director, and, if such stockholder approval is not obtained, the amendment, together with any actions taken under the Plan on the necessary authority of such amendment, shall be null and void.

         15. TERMINATION OF PLAN: The Plan may be terminated at any time by the Company's Board of Directors except with respect to options then outstanding under the Plan.

         16. ADJUSTMENT IN SHARES COVERED BY PLAN: If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split,
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combination of shares, rights offerings, change in the corporate structure of the Company, or otherwise, appropriate adjustments shall be made as the maximum number of shares to the plan, and the number of shares and prices per share of stock subject to outstanding options.

                                            TILDEN ASSOCIATES


                                            By: /s/ ROBERT BASKIND
                                               ---------------------------------
                                               ROBERT BASKIND, President


                                            By: /s/ MARVIN E. KRAMER
                                               ---------------------------------
                                               MARVIN E. KRAMER, Secretary